EXHIBIT 5.1

March 14, 2006

Monolithic Power Systems, Inc.

983 University Avenue, Building A

Los Gatos, California 95032

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 14, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,982,738 shares of Common Stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan (together, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans, the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation